UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 21, 2009

Viad Corp
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1850 N. Central Avenue, Suite 800, Phoenix, Arizona		85004-4545
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(602) 207-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

Effective September 21, 2009, GES Exposition Services, Inc. ("GES"), a wholly owned subsidiary of Viad Corp (the "Company"), commenced the implementation of a plan to consolidate the warehousing and production facility of GES in Las Vegas, Nevada.

In connection with the Company’s previously announced and ongoing Lean Six Sigma initiatives and corporate reorganization, management completed a review of the Las Vegas-based facility requirements for Viad’s Marketing and Events Group (comprised of GES, Exhibitgroup/Giltspur and The Becker Group, Ltd.). As a result of this review, GES will reduce its Las Vegas warehouse and production facility footprint by approximately 33 percent through the application of ‘Lean’ warehousing and inventory management practices. Additionally, the reduced footprint will support warehousing and other needs of the Company’s other Marketing and Events Group companies, thereby facilitating the realization of synergies from the integration of these businesses.

In connection with this restructuring plan, the Company expects to record restructuring and related charges of approximately $6 million to $7 million during 2009 primarily consisting of costs associated with the facility consolidation as well as amounts for the write-down of certain excess inventories. In addition to supporting its ‘Lean’ initiatives to create new efficiencies for show production, the Company expects the restructuring activities to reduce annual facility operating costs by approximately $1.4 million pre-tax beginning in 2010.

The Company expects to record the non-cash inventory write-down charge of approximately $1 million to $2 million during the 2009 third quarter. The actual charge for inventory write-downs will be recorded as a period cost of sales under the caption "Costs of products sold" on Viad’s Consolidated Statements of Operations.

The Company expects to record the facility consolidation and downsizing charge of approximately $5 million during the 2009 fourth quarter once the restructuring is complete and GES has ceased utilizing the affected space. This charge will be based on the remaining contractual lease obligation (less estimated sublease income) related to the affected facility and will be recorded under the caption "Restructuring charges" on Viad’s Consolidated Statements of Operations. Payments due under the lease obligations will continue to be made over the remaining term of the lease agreement, which expires January 15, 2015.

In addition to the anticipated restructuring charges discussed herein, and in connection with the previously announced corporate reorganization, the Company has taken various other actions resulting in a reduction in overall employee headcount. As a result, Viad expects to incur restructuring charges of approximately $4.5 million to $5.0 million during the third quarter of 2009. Furthermore, the Company may record additional restructuring charges in the fourth quarter of 2009.

Forward-Looking Statements

As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995," Viad cautions readers that, in addition to historical information, this Item 2.05 includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this Item 2.05. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viad Corp

September 25, 2009	By:	/s/ G. Michael Latta

Name: G. Michael Latta
Title: Vice President - Controller (Chief Accounting Officer and Authorized Signer)